Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emerald Oil, Inc.
Denver, Colorado

We have issued our report dated October 7, 2014, with respect to the statement of operating revenues and direct operating expenses of properties acquired by Emerald Oil, Inc. from Liberty Resources Bakken Operating, LLC and Liberty Resources Management Company, LLC for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Emerald Oil, Inc. on Form S-3 (File Nos. 333-166402, 333-172210, 333-181551, 333-184430, 333-187429 and 333-192251) and on Form S-8 (File Nos. 333-179630, 333-185224 and 333-190230).

/s/ EKS&H LLLP
Denver, Colorado
October 7, 2014